Exhibit 10.9

July 25, 2019

John P. McCabe, CPA, MBA

Dear John:

On behalf of Oncorus, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer. If accepted, this letter shall be held in escrow by the parties and shall become effective immediately following your last day of employment with your current employer:

1.    Position and Duties. You will be employed to serve on a full-time basis as Chief Financial Officer with a start date of July 29, 2019. As Chief Financial Officer, you will report to the CEO and be responsible for duties as assigned by him and as needed by the Company. In return for the compensation payments set forth in this letter, you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and not to engage in any other business activities without prior approval from the Company.

2.    Base Salary. Your base salary will be at the rate of $13,750 per semi-monthly pay period. Such base salary will be subject to tax and other withholdings as required by law and may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.    Benefits. You may participate in any and all bonus and benefit programs that the Company establishes and makes available to similarly situated employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. Subject to these programs, you will be eligible to receive a bonus targeted at thirty- five percent (35%) of your annualized base salary (on a pro-rated basis if you are employed for less than a full year) based on criteria to be mutually agreed upon between you and the CEO. Any bonus earned will be calculated and paid within thirty (30) days after the first meeting of Oncorus’ Compensation Committee each calendar year to which the bonus applies and shall be paid subject to required withholdings and deductions. You must remain actively employed through and including December 31st of the bonus year and through the bonus payment date in order to earn a bonus. The Company, in its sole discretion, will determine the amount of bonus earned, if any.

No bonus is guaranteed. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice. You will be eligible for sick leave and unlimited vacation in accordance with the Company’s sick leave and vacation policies. You will be reimbursed for your business expenses in accordance with Company policy.

4.    Equity. You were previously granted a non-qualified stock option (the “Option”) under the Company’s 2016 Equity Incentive Plan (the “Plan”) for the purchase of an aggregate of 1,588,379 shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement. You may be eligible to receive such future stock option grants as the Board of Directors of the Company shall deem appropriate.

5.    Incentive/Retention Bonus. Should you remain continuously employed until the closing of an Initial Public Offering before June 30, 2020 in which the Company raises gross proceeds equal to or in excess of $50,000,000, and you are an employee in good standing (as determined by the Company in its sole discretion) at such time, you will be eligible to receive a retention bonus of an additional $50,000, less deductions required by law (the “IPO Incentive Bonus”). The IPO Incentive Bonus will be paid on the first regularly scheduled payroll date post- close of the Initial Public Offering, and so if awarded will be paid no later than the first payroll period in July 2020.

6.    Termination of Employment. The parties acknowledge that your employment relationship with the Company is at-will. Either you or the Company may terminate your employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to you upon termination of employment and do not alter this at-will status.

(a)    Termination by the Company Without Cause or by you With Good Reason. If your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, then you shall be entitled to the Accrued Obligations (as defined below). If you execute and allow to become effective (within 60 days following your termination without Cause or resignation for Good Reason, or such shorter period as may be directed by the Company) a release of claims in a form approved by the Company (the “Release Agreement”), which will include a non-competition clause substantially similar to the non-competition clause included in the Employee Confidential Information and Invention Assignment Agreement (the “Invention and Non-Disclosure Agreement”) attached hereto as Exhibit A, and comply fully with your obligations hereunder the Company will pay or provide you as severance:

(i)    an aggregate amount equivalent to twelve (12) months of your then current base salary, less all applicable taxes and withholdings (the “Severance Pay”), which Severance Pay will be paid ratably in accordance with the Company’s regular payroll practices beginning in the Company’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of your termination (the “Separation Date”), then the Severance Pay shall begin no earlier than January l of such subsequent calendar year; and

(ii)    if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following the Separation Date, and provided you timely execute, return, and do not revoke this fully signed and dated Agreement to the Company, and comply fully with your obligations hereunder, then the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), that portion of your COBRA premiums it was paying prior to the Separation Date until the earliest of (A) twelve (12) months following the Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (the “COBRA Severance,” and such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then all payments and obligations under this clause will cease. On the 60th day following your Separation Date, provided that you have elected continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans before that date, the Company will make the first payment under this clause equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation Date through such 60th day, with the balance of the payments paid thereafter on the schedule described above. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease; and

(iii)    additionally, the vesting schedule for your outstanding equity awards will be accelerated such that the portion of the equity award that would have vested in the twelve (12) month period following such termination shall become vested and exercisable on the Separation Date, provided that you execute and do not revoke the Release Agreement (the “Equity Acceleration,” together with the Severance Pay and COBRA Severance the “Severance Benefits”).

(b)    Termination without Cause or With Good Reason Following a Change in Control. If your employment is terminated by the Company without Cause (as defined below and not due to death or Disability as defined in the Plan) or you terminate your employment for Good Reason, provided that if such termination occurs within two months prior to or within twelve (12) months following a Change of Control (as defined in the Plan), then: (i) the Company shall pay or provide you the severance described in Sections 6(a)(i) and 6(a)(ii) above, and (ii) the vesting and exercisability of all outstanding stock options and other stock awards that are held by you as of immediately prior to the separation date shall be accelerated in full, provided that you execute and do not revoke the Release Agreement.

(c)    Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6(c), you will not receive any of the Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to you the Accrued Obligations

7.    Definitions. For purposes of this Agreement:

(a)    “Accrued Obligations” means (i) your accrued but unpaid salary through the Separation Date, (ii) any unreimbursed business expenses incurred by you payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to you under any qualified retirement plan or health and welfare benefit plan in which you were a participant in accordance with applicable law and the provisions of such plan.

(b)    “Good Reason” means the occurrence, without your prior written consent, of any of the following events: (i) a material reduction in your authority, duties, or responsibilities; (ii) the relocation of the principal place at which you provide services to the Company by at least 50 miles and to a location such that your daily commuting distance is increased; (iii) a material reduction of your base salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries of other members of management); or (iv) a material breach by the Company of its obligations under this offer letter. No resignation will be treated as a resignation for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance s, you end your employment within 60 days following the cure period in (y).

8.    Section 409A.

(a)    Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance Benefits shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the Severance Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death. The parties acknowledge that the exemptions from application of Section 409A to Severance Benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of Severance Benefits provided under this Agreement to qualify for an exemption.

(b)    It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

9.    Invention and Non-Disclosure Agreement. As a condition of employment, you will be required to execute an Invention and Non-Disclosure Agreement in the form attached as Exhibit A, which may be amended by the parties from time to time without regard to this Agreement. The Invention and Non-Disclosure Agreement contains provisions that are intended by the parties to survive and shall survive termination of this Agreement.

10.    No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with The Company.

11.    General Provisions.

(a)    Immigration. Your offer is contingent upon your satisfying the eligibility requirements for employment in the United States.

(b)    At-Will Employment. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Company’s Chief Executive Officer, which expressly states the intention to modify the at-will nature of your employment. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

(c)    Personnel Policies. Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

(d)    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Invention and Non-Disclosure Agreement and have entered or may enter into other agreements governing equity. Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of your employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

(e)    Choice of Law. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

(f)    Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of your employment with the Company or out of this Agreement, or your termination of employment or termination of this Agreement, may not be in the best interests of either you or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or your employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Boston, Massachusetts metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at your option, you may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between you and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me by July 26, 2019. If you do not accept this offer by this date, the offer will be revoked.

Very Truly Yours, ONCORUS, INC.

By:	/s/ Ted A. Ashburn
Name: Title:	Ted A. Ashburn Chief Executive Officer

The foregoing correctly sets forth the terms of my future employment by Oncorus, Inc.

Date: July 25, 2019	/s/ John P. McCabe
Name: John P. McCabe

FIRST AMENDMENT TO

OFFER LETTER

This FIRST AMENDMENT TO OFFER LETTER (this “Amendment”) is entered into this sixth day of April 2020, by and between John P. McCabe (the “Executive”) and ONCORUS, INC. (the “Company”).

RECITALS

A. The Company and the Executive have entered into that certain Offer Letter dated as of July 25, 2019 (the “Offer Letter”); and

B. The Company and the Executive desire to amend the Offer Letter as provided in this Amendment.

AGREEMENT

The parties agree to the following:

1.    Amendment to Section 5. The first sentence of Section 5 of the Offer Letter is hereby deleted in its entirety and replaced with the following:

“Should you remain continuously employed until the closing of an Initial Public Offering before September 30, 2021 in which the Company raises gross proceeds equal to or in excess of $50,000,000, and you are an employee in good standing (as determined by the Company in its sole discretion) at such time, you will be eligible to receive a retention bonus of an additional $50,000, less deductions required by law (the “IPO Incentive Bonus”).”

2.    No Other Amendments. Except as modified or amended in this Amendment, no other term or provision of the Offer Letter is amended or modified in any respect. The Offer Letter and this Amendment set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company.

[Signature Page Follows]

The parties have executed this First Amendment to Offer Letter on the date first written above.

ONCORUS, INC.

By:	/s/ Ted T. Ashburn
Name: Title:	Ted T. Ashburn, M.D., Ph.D. Chief Executive Officer

EXECUTIVE

By:	/s/ John P. McCabe
John P. McCabe